Exhibit 10.11

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to the Asset Purchase Agreement (“Amendment”), dated August 18, 2022, is entered into by and between HESP LLC, a Delaware limited liability company (“Seller”) and Cadrenal Therapeutics, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement, dated April 1, 2022 (the “Asset Purchase Agreement”), pursuant to which, among other things, Purchaser agreed, at the Closing, to acquire the Purchased Assets from Seller on the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, capitalized terms used in this Amendment, but not otherwise defined herein, shall have the respective meanings ascribed to such terms under the Asset Purchase Agreement;

WHEREAS, Seller and Purchaser wish to amend the Asset Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and the Purchaser hereby agree as follows:

1. Amendments to the Asset Purchase Agreement. The Asset Purchase Agreement is amended as follows:

a. Section 2.1(b)(ii) of the Asset Purchase Agreement is hereby deleted in its entirety

b. The following new Section 2.1(c) shall be added to the Asset Purchase Agreement.

“2.1(c) On the effective date of the Purchaser’s initial public offering (the “IPO”) any portion of the $2,000,000 of consideration set forth above in this Section 2.1 that has not yet been paid, either pursuant to a development milestone or a financing milestone, shall be payable by the issuance by the Purchaser to the Seller of the same securities issued to investors in the IPO (the “Securities”), such number of Securities to be equal to (i) the difference between $1,800,000 and the milestone payments set forth in the chart above already paid to Seller and/or payments made to Seller as a result of any licensing or partnering revenue pursuant to Section 2.1(b)(i), divided by (ii) 60% of the per share or per unit IPO price with fractional shares or units being rounded down. For example, if no additional milestone or finance payments are made prior to the effective date of the IPO and the IPO price is $5.00 per share then the Seller will be issued 600,000 shares. The issuance of such Securities shall be upon the terms and subject to the conditions applicable to the IPO and the Purchaser’s Certificate of Incorporation and Bylaws, as may be amended and/or restated, and/or other governing documents, as determined by the Purchaser and its investors in their sole discretion. Seller hereby agrees to execute and deliver to the Purchaser any transaction documents requested by the Purchaser, with customary representations and warranties and transfer restrictions (including the underwriter’s lock-up agreement in connection with the IPO).” The issuance shall be automatic without any further action required of either Purchaser or Seller. Upon issuance of such units or shares, the Purchaser shall have no further payment obligations pursuant to Section 2.1 of the Asset Purchase Agreement.”

c. Representations and Warranties. The Seller represents and warrants on the date hereof and on the effective date of the IPO that:

i.	Purchase for Own Account. The Seller will be acquiring the Securities solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

ii.	Information and Sophistication. The Seller hereby: (A) acknowledges that the Seller has received all the information the Seller has requested from the Purchaser and the Seller considers necessary or appropriate for deciding whether to acquire the Securities, (B) represents that the Seller has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Seller and (C) further represents that the Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risk of this investment.

iii.	Ability to Bear Economic Risk. The investment in the Securities involves a high degree of risk, and represents that the Seller is able, without materially impairing the Seller’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Seller’s investment.

iv.	Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Securities unless and until:

1.	There is then in effect a registration statement under the Securities Act of 1933, as amended (the “Act”) covering such proposed disposition and such disposition is made in accordance with such registration statement; or

2.	The Seller shall have notified the Purchaser of the proposed disposition and furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Purchaser, the Seller shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

v.	Accredited Investor Status. The Seller is an “accredited investor” as such term is defined in Rule 501 under the Act.

vi.	No “Bad Actor” Disqualification. The Seller represents and warrants that neither (A) the Seller nor (B) any entity that controls the Seller or is under the control of, or under common control with, the Seller, is subject to any bankruptcy, insolvency or dissolution, or liquidation, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Purchaser. The Seller represents that the Seller has exercised reasonable care to determine the accuracy of the representation made by the Seller in this paragraph, and agrees to notify the Purchaser if the Seller becomes aware of any fact that makes the representation given by the Seller hereunder or in any paragraph inaccurate.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

CADRENAL THERAPEUTICS INC.

By:	/s/ Quang Pham
Name:	Quang Pham
Title:	Chief Executive Officer

HESP LLC
By:	Horizon Technology Finance
Corporation, its sole member

By:	/s/ Daniel S. Devorsetz
Name:	Daniel S. Devorsetz
Title:	Chief Operating Officer

[Signature page to Amendment to Asset Purchase Agreement]

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